      EXHIBIT 12



                 ASSOCIATES FIRST CAPITAL CORPORATION

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Dollar Amounts in Millions)

                                                      Six Months Ended
                                                          June 30
                                                    1999            1998
                                            ----            ----
      Fixed Charges (a)

        Interest expense                          $1,925.3      $1,542.8

        Implicit interest in rent                     18.2          12.8
                                          --------      --------

          Total fixed charges                     $1,943.5      $1,555.6
                                                  ========      ========
      Earnings (b)

        Earnings before provision for income
         taxes                                    $1,111.9      $  910.9

        Fixed charges                              1,943.5       1,555.6
                                                  --------      --------

          Earnings, as defined                    $3,055.4      $2,466.5
                                                  ========      ========

      Ratio of Earnings to Fixed Charges              1.57          1.59
                                                      ====          ====
      ---------------
     (a) For purposes of such computation, the term "fixed charges"
         represents interest expense and a portion of rentals
         representative of an implicit interest factor for such rentals.

     (b) For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.